Exhibit 99.1

BitMine Immersion (BMNR) Announces $1 Billion Stock Repurchase Program

BMNR crypto and unencumbered cash total $2.77 billion

BMNR total ETH of 625,000 tokens at $2.35 billion

BMNR fully diluted commons shares of 121.7 million

LAS VEGAS, July 29, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today announced that its Board of Directors has approved a stock repurchase program to acquire up to $1 billion of the company’s outstanding common stock. The new stock repurchase program, which is open-ended, allows the company to repurchase its shares from time to time in the open market and in negotiated transactions.

“In our road to achieving ‘the alchemy of 5%’ of ETH, there may be times when the best expected return of our capital is to acquire our own shares,” said Thomas “Tom” Lee, Chairman of BitMine.

The company has in excess of $401.4 million of unencumbered cash.

As of July 28th at 10:45pm, the company’s ETH holdings total 625,000 tokens at $3,755 per ETH (Bloomberg) and Bitcoin holdings of 192 coins at $118,021 per BTC (Bloomberg).

As of July 28th, the current fully diluted common shares outstanding is 121,739,533.

The combined net asset value (NAV per share) of cash and crypto is $22.76.

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

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About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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